FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into this 14th day of September, 2009, by and between Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”) and MUTUAL FUND ADMINISTRATION CORPORATION, a California corporation (“MFAC”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, MFAC is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain MFAC to provide fund administration services to each series of the Trust listed on the Schedule B attached hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Appointment of MFAC as Administrator

The Trust hereby appoints MFAC as administrator of the Funds on the terms and conditions set forth in this Agreement, and MFAC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of MFAC shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against MFAC hereunder.

2.           Services and Duties

A.	MFAC shall provide administration services as listed on Schedule A attached hereto.

B.
The Trust, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, transfer agent, fund accountant, custodian and other service providers and agents for the Trust to cooperate with the Administrator and to provide the Administrator with such information, documents and communications relating to the Trust as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform the duties hereunder.  The Trust shall use its best efforts to cause any of its former officers, investment adviser(s), legal counsel, independent accountants, custodian or other service providers to provide the Administrator with such information, documents and communications as necessary and/or appropriate to enable the Administrator to perform the duties hereunder.  In connection with their duties hereunder, the Administrator shall (without investigation or verification) be reasonably entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to the Administrator by an authorized officer, representative agent of the Trust, or by any of the aforementioned persons.  The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Trust. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust.  As used in this Agreement, the term “investment adviser” shall mean a Fund’s investment adviser(s) or persons performing similar services.

C.
MFAC may use agents to perform its duties hereunder, but no additional compensation shall be payable and MFAC shall remain liable for the performance of such services under this agreement.  MFAC shall notify the Trust if it employs agents; and MFAC shall be responsible for the acts of its agents as if such acts were performed by MFAC.  Any agent of MFAC must agree to comply with Section 2E of this Agreement.

D.
The Administrator shall maintain disaster recovery and business continuity plans and adequate and reliable computer and other equipment necessary and appropriate to carry out their obligations under this Agreement.  Upon the Trust’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of their disaster recovery and business continuity plans that are relevant to the Services provided hereunder.

E.
(1)  The Administrator will provide to the Trust a copy of the Administrator’s written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 Policies and Procedures”) for approval by the Trust’s Board of Trustees.  With respect to the Services the Administrator provides to the Trust hereunder, the Administrator certifies that its Rule 38a-1 Policies and Procedures are reasonably designed to prevent violations of the Federal Securities Laws by such Administrator.  For purposes of this section, Federal Securities Laws shall have the meaning set forth in Rule 38a-1 under the 1940 Act.

(2)  The Administrator shall provide to the Trust’s Chief Compliance Officer promptly any material changes to its Rule 38a-1 Policies and Procedures.  The Administrator shall cooperate with the Trust in its annual review of the Rule 38a-1 Policies and Procedures (the “Annual Review”), such Annual Review to be conducted by the Trust’s Chief Compliance Officer to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation.  The Administrator shall cooperate with the Trust in any interim reviews of its Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”).  Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation with respect to the Administrator’s functions and responsibilities as the Trust’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures satisfactory to both the Trust’s Chief Compliance Officer and the Administrator.

(3)  The Administrator shall provide the Trust with annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its Rule 38a-1 Policies and Procedures.  The Administrator shall also provide the Trust with ongoing, direct, and prompt access to its compliance personnel and cooperate with the Trust’s Chief Compliance Officer in order to provide assistance to the Trust in carrying out its obligations under Rule 38a-1.

(4)  The Administrator shall notify the Trust promptly in the event that a Material Compliance Matter (whether or not involving the Trust), as defined under Rule 38a-1, occurs with respect to its Rule 38a-1 Policies and Procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs.  A “Material Compliance Matter” has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve:  (1) a violation of the Federal Securities Laws by the Administrator (or its officer, directors, employees, or agents); (2) a violation of its Rule 38a-1 Policies and Procedures; or (3) a weakness in the design or implementation of its Rule 38a-1 Policies and Procedures.

(5)  The Administrator (and anyone acting under the direction of the Administrator) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

3.           Compensation

MFAC shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B attached hereto (as amended from time to time). MFAC shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by MFAC in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify MFAC in writing if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to MFAC shall only be paid out of the assets and property of the particular Fund involved.

4.           Representations and Warranties

A.	The Trust hereby represents and warrants to MFAC, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)  This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)  It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	MFAC hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)  This Agreement has been duly authorized, executed and delivered by MFAC in accordance with all requisite action and constitutes a valid and legally binding obligation of MFAC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)  It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.
MFAC shall act in good faith and exercise reasonable care in the performance of its duties under this Agreement. MFAC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond MFAC’s control, except a loss arising out of or relating to MFAC’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if MFAC has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless MFAC from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that MFAC may sustain or incur or that may be asserted against MFAC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to MFAC by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to MFAC’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “MFAC” shall include MFAC’s directors, officers and employees.

MFAC shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by MFAC as a result of MFAC’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of MFAC, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, MFAC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. MFAC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of MFAC. MFAC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect MFAC’s premises and operating capabilities at any time during regular business hours of MFAC, upon reasonable notice to MFAC. Moreover, MFAC shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of MFAC relating to the services provided by MFAC under this Agreement.

Notwithstanding the above, MFAC reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If MFAC is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve MFAC of any of its obligations in such other capacity.

E.	The obligations assumed by a particular Fund hereunder shall be limited in all cases to such Fund and to the assets of that Fund only.

6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to MFAC the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.           Proprietary and Confidential Information

MFAC agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where MFAC may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of MFAC or any of its employees, agents or representatives, and information that was already in the possession of MFAC prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, MFAC will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, MFAC shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

8.           Records

MFAC shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. MFAC agrees that all such records prepared or maintained by MFAC relating to the services to be performed by MFAC hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

9.           Insurance

MFAC shall obtain and maintain errors and omissions insurance with a minimum policy limit of $1 million per occurrence per client.  MFAC shall provide proof of coverage annually and shall notify the Trust of any change in coverage.

10.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. MFAC’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11.	Term of Agreement; Amendment

This Agreement shall become effective with respect to a Fund(s) as of the date the applicable Schedule B amendment for such Fund(s) is approved by the Board of Trustees of the Trust.  This Agreement shall have an initial term of two (2) years and shall continue thereafter so long as the continuation is annually approved. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by MFAC and the Trust, and authorized or approved by the Board of Trustees.

12.        Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of MFAC’s duties or responsibilities hereunder is designated by the Trust by written notice to MFAC, MFAC will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by MFAC under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which MFAC has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from MFAC’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

13.        Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of MFAC, or by MFAC without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

14.        Governing Law

This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.        No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.        Services Not Exclusive

Nothing in this Agreement shall limit or restrict MFAC from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.        Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.        Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to MFAC shall be sent to:

Mutual Fund Administration Corp.
2220 E. Route 66
Suite 226
Glendora, CA  91740

and notice to the Trust shall be sent to:

Guinness Atkinson Funds
21550 Oxnard Street, Suite 750
Woodland Hills, CA 91367

19.        Rights and Obligations of Each Fund.

No Fund shall receive any rights or have any liabilities arising from any action or inaction of any other Fund of the Trust under this Agreement.

20.        Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

GUINNESS ATKINSON FUNDS	MUTUAL FUND ADMINISTRATION CORP.

By:	By:

Name:	Name:

Title:	Title:

Schedule A

Administration Services

General Fund Management

•	Act as liaison among all Fund service providers.

•	Supply corporate secretarial services.

•	Provide office facilities.

•	Supply non-investment related statistical and research data, as needed.

•	Coordinate the Trust’s Board of Trustees’ (Trustees) communication:

o	Establish meeting agendas.

o	Prepare reports for the Trustees based on financial and administrative data.

o	Evaluate independent auditor.

o	Secure and monitor fidelity bond and Director and Officer Liability coverage, and make the necessary Securities and Exchange Commission (the SEC) filings relating thereto.

o	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

o	Recommend dividend declarations to the Board of Trustees; prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

o	Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

•	Audits

o	Prepare appropriate schedules and assist independent auditors.

o	Provide information to the SEC and facilitate audit process.

o	Provide office facilities.

•	Assist in overall operations of the Trust.

•	Pay Fund expenses upon written authorization from the Trust’s authorized signers.

•	Monitor arrangements under shareholder services or similar plans.

•	Assist with the “start-up” of new funds.

Compliance

Regulatory Compliance:

•	Monitor compliance with the 1940 Act requirements, including:

o	Asset diversification tests

o	Maintenance of books and records under Rule 31a-3

o	Code of Ethics for the Trustees and Officers of the Trust.

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Schedule A

•	Monitor Fund's compliance with the policies and investment limitations of the Trust as set forth in its current prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

•	Monitor affiliated transactions under exemptive rules (17a-7, 17e-1, etc.).

•	Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

•	Assist and provide Funds’ CCO with documents, as required.

Blue Sky Compliance:

•
Prepare and file with the appropriate state securities authorities, any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states.

•	Monitor status and maintain registrations in each state.

•	Provide information regarding material developments in state securities regulation.

SEC Registration and Reporting:

•	Assist Fund counsel in updating the Prospectus and SAI and in preparing proxy statements.

•	Prepare annual and semi-annual reports and Form N-SAR filings.

•	Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and shareholder reports.

•	File fidelity bond under Rule 17g-1.

•	File certified reports under Section 302 of the Sarbanes-Oxley Act of 2002 on Form N-CSR and Form N-Q.

•	Monitor sales of each Fund’s shares to ensure that such shares are properly registered with the SEC and the appropriate state authorities.

•	Prepare and file Rule 24f-2 notices.

•	Assist in coordination of filing proxy voting on Form N-PX.

IRS Compliance:

•	Monitor the Trust’s status as a regulated investment company under Subchapter M, including without limitation, review of the following:

o	Asset diversification requirements

o	Qualifying income requirements

o	Distribution requirements

•	Calculate required distributions (including excise tax distributions).

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Schedule A

Financial Reporting

•	Provide financial data required by each Fund’s Prospectus and SAI.

•	Prepare financial reports for officers, shareholders, tax authorities, performance-reporting companies, the Board of Trustees, the SEC and independent auditors.

•
Supervise each Fund’s custodian and fund accountants in the maintenance of their general ledger and in the preparation of the financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Funds’ net assets and of the Funds’ shares, and of the declaration and payment of dividends and other distributions to shareholders.

•	Compute the expense ratio of each class of each Fund, and each Fund’s portfolio turnover rate.

•	Monitor the expense accruals and notify the Advisor’s management of any proposed adjustments.

•	Prepare financial statements, as necessary, which include without limitation, the following items:

- Schedule of Investments

- Statement of Assets and Liabilities

- Statement of Operations

- Statement of Changes in Net Assets

- Cash Statement, if required

- Schedule of Capital Gains and Losses

•	Prepare quarterly broker security transaction summaries.

•	Prepare quarterly schedule of investments for Form N-Q filing with the SEC.

Tax Reporting

•	Work with independent auditors to file, on a timely basis, the appropriate federal and state tax returns as prepared by the Fund’s auditors, including without limitation, Forms 1120/8613.

•	Prepare state income breakdowns where relevant.

•	File Form 1099 Miscellaneous for payments to Trustees and other service providers.

•	Monitor wash sale losses, PFICs and other applicable book to tax basis adjustments.

•	Calculate eligible dividend income for corporate shareholders.

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Schedule B

Fee Schedule[1]

Administration Services Fees:

-	See attached Services List

Basis Points	Average Net Assets for the Fund Complex

5.0 bp	First $250 million
3.0 bp	Next $250 million
1.0 bp	Thereafter

Annual Minimum*

$132,000	Fund Complex[1]

$ 5,000	For each additional share class

*	The complex minimum is calculated at the Trust level and only applies if greater than the basis points fee schedule.

1Fund complex comprised of:

•	Alternative Energy Fund
•	Asia Focus Fund
•	Asia Pacific Dividend Fund
•	China & Hong Kong Fund
•	Global Energy Fund
•	Global Innovators Fund

Out-Of-Pocket Expenses

Including but not limited to: postage, stationery, proxies, insurance, EDGAR filings, retention of records, federal and state regulatory filing fees, expenses from Board of Trustees meetings, conversion expenses (if necessary), and all other standard and necessary out-of-pocket expenses.

1 Effective 11/9/09.

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